CONTACTS:                                Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS RECORD 2012 THIRD QUARTER FINANCIAL RESULTS

-- Third Quarter Gross Sales Rise 15.4% to $632.3 million;
Third Quarter Net Income Increases 4.6% to $86.1 million --

    Corona, CA – November 7, 2012 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the third quarter ended September 30, 2012.
    Gross sales for the 2012 third quarter increased 15.4 percent to $632.3 million from $548.1 million in the same period last year.  Net sales for the three-months ended September 30, 2012 increased 14.2 percent to $541.9 million from $474.7 million in the same quarter a year ago.
    Gross profit, as a percentage of net sales, for the 2012 third quarter was 50.5 percent, compared with 52.7 percent for the comparable 2011 third quarter.  Operating expenses for the 2012 third quarter increased to $132.9 million from $118.2 million in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.4 percent for both the 2012 and 2011 third quarters.
    Selling expenses as a percentage of net sales for the 2012 third quarter were 11.6 percent, compared with 12.6 percent in the same quarter a year ago.
    General and administrative expenses for the 2012 third quarter were $46.3 million, compared with $37.4 million for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $7.9 million in the third quarter of 2012, compared with $4.9 million for the third quarter of 2011.
    Operating income for the 2012 third quarter increased 6.5 percent to $140.7 million from $132.1 million in the 2011 comparable quarter.

    The effective tax rate for the 2012 third quarter was 39.0 percent, compared with 37.2 percent in the same quarter last year.
    Net income for the 2012 third quarter increased 4.6 percent to $86.1 million from $82.4 million in the same quarter last year.  Net income per diluted share increased for the 2012 third quarter 6.1 percent to $0.47, from $0.44 per diluted share in the 2011 comparable quarter.
    Net sales for the Company’s DSD segment for the 2012 third quarter increased 15.5 percent to $516.3 million from $447.1 million for the same period in 2011.
    Gross sales to customers outside the United States rose to $144.7 million in the 2012 third quarter, from $116.8 million in the corresponding quarter in 2011.
    During the 2012 third quarter, the Company purchased approximately 6.9 million shares of its common stock at an average purchase price of $57.99 per share, pursuant to the share repurchase program originally authorized by the Board of Directors in October 2011 and subsequently increased in August 2012.  Following September 30, 2012, the Company purchased an additional 1.9 million shares at an average purchase price of $54.99 per share, which exhausted the availability under the share repurchase plan.
    Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report another quarter of record results.  The energy drink categories in the United States and Europe continue to experience positive growth rates, with the Monster Energy® brand increasing in excess of such category growth. We are continuing to plan launches in new international markets later this year and in 2013.”  He continued, “While the Company achieved less robust growth in sales dollars than in previous quarters, gross sales for the Company in October 2012 increased by approximately 28 percent over the same month last year.”  He cautioned, however, that sales in a single month are often disproportionately impacted by various factors, and, accordingly, should not be imputed to or be regarded as indicative of sales growth for the full quarter or any future period.
    For the nine-months ended September 30, 2012, gross sales increased 23.3 percent to $1.828 billion from $1.483 billion for the comparable period a year earlier.  Net sales for the first nine months of 2012 increased 22.9 percent to $1.589 billion from $1.293 billion for the same period of 2011.
    Gross profit as a percentage of net sales was 51.7 percent for the first nine months of 2012, compared with 52.6 percent for the same period in 2011.
    Operating expenses for the nine-months ended September 30, 2012 increased to $385.0 million from $327.0 million in the same period last year.  Operating income for the first nine months of 2012 increased 23.7 percent to $436.7 million from $353.0 million in the corresponding period in 2011.
    Net income for the first nine months of 2012 rose 22.7 percent to $272.0 million, or $1.47 per diluted share, from $221.7 million, or $1.18 per diluted share, for the same period last year.

Investor Conference Call
    The Company will host an investor conference call today, November 7, 2012, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation
    Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated rehydration energy drinks, Übermonster® energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades, Vidration® vitamin enhanced waters, and PRE® Probiotic drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #
(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-AND NINE-MONTHS ENDED SEPTEMBER 30, 2012 AND 2011
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Gross sales, net of discounts and returns*	$632,290	$548,069	$1,828,455	$1,483,180
Less: Promotional and other allowances**	90,350	73,360	239,270	189,907

Net sales	541,940	474,709	1,589,185	1,293,273

Cost of sales	268,348	224,402	767,417	613,208

Gross profit	273,592	250,307	821,768	680,065
Gross profit margin as a percentage of net sales	50.5%	52.7%	51.7%	52.6%

Operating expenses	132,907	118,217	385,026	327,039
Operating expenses as a percentage of net sales	24.5%	24.9%	24.2%	25.3%

Operating income	140,685	132,090	436,742	353,026
Operating income as a percentage of net sales	26.0%	27.8%	27.5%	27.3%

Other income (expense):
Interest and other income (expense), net	331	(63)	255	564
Gain (loss) on investments and put options, net	222	(799)	585	(850)
Total other income (expense)	553	(862)	840	(286)

Income before provision for income taxes	141,238	131,228	437,582	352,740

Provision for income taxes	55,096	48,836	165,545	131,057

Net income	$86,142	$82,392	$272,037	$221,683
Net income as a percentage of net sales	15.9%	17.4%	17.1%	17.1%

Net income per common share:
Basic	$0.49	$0.47	$1.55	$1.25
Diluted	$0.47	$0.44	$1.47	$1.18

Weighted average number of shares of common stock and common stock equivalents:
Basic	175,026	175,952	175,347	176,916
Diluted	183,899	186,640	185,365	187,164

Case sales (in thousands) (in 192-ounce case equivalents)	54,611	46,277	156,532	125,231
Average net sales per case	$9.92	$10.26	$10.15	$10.33

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011
(In Thousands, Except Par Value) (Unaudited)
	September 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$283,054	$359,331
Short-term investments	307,654	411,282
Trade accounts receivable, net	288,584	218,072
Distributor receivables	669	669
Inventories	193,934	155,613
Prepaid expenses and other current assets	20,190	20,912
Prepaid income taxes	18,424	370
Deferred income taxes	16,428	16,428
Total current assets	1,128,937	1,182,677

INVESTMENTS	19,882	23,194
PROPERTY AND EQUIPMENT, net	57,574	45,151
DEFERRED INCOME TAXES	56,005	58,576
INTANGIBLES, net	52,851	48,396
OTHER ASSETS	3,673	4,405
Total Assets	$1,318,922	$1,362,399

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$152,449	$113,446
Accrued liabilities	58,973	31,966
Accrued promotional allowances	78,526	87,746
Deferred revenue	12,360	11,583
Accrued compensation	11,897	10,353
Income taxes payable	2,833	10,996
Total current liabilities	317,038	266,090

DEFERRED REVENUE	112,209	117,151

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 202,661 shares issued and 171,355 outstanding as of September 30, 2012; 198,729 shares issued and 174,277 outstanding as of December 31, 2011	1,013	994
Additional paid-in capital	262,805	229,301
Retained earnings	1,440,681	1,168,644
Accumulated other comprehensive income (loss)	905	(1,547)
Common stock in treasury, at cost; 31,306 and 24,452 shares as of September 30, 2012 and December 31, 2011, respectively	(815,729)	(418,234)
Total stockholders' equity	889,675	979,158
Total Liabilities and Stockholders’ Equity	$1,318,922	$1,362,399